ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 3RD QUARTER 2005 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 16, 2005 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 2005.

EST reported sales for the third quarter of 2005 of $650,195 compared to $457,485 for the same quarter in 2004. Net Income for the third quarter was $80,947, or $ 0.02 per share, compared with a Net Loss of $3,536, or $0.00 per share, for the third quarter of 2004. For the nine-month period, EST recorded net income of $86,193 or $0.02 per share on sales of $1,780,378 for the nine month period ended September 30, 2005, compared with a net income of $144,151 or $0.03 per share on sales of $1,789,944 for the same period in 2004.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30 2005	September 30 2004	September 30 2005	September 30 2004
Sales	$650,195	$457,485	$ 1,780,303	$ 1,789,944
Net income (loss) before tax	119,861	(5,358)	139,823	218,401
Net Income (loss)	80,947	(3,536)	86,193	144,151
Weighted average common Shares outstanding	5,227,891	5,268,324	5,227,891	5,268,324
Basic Earnings (Loss) per Share	$ 0.02	$ (0.00)	$ 0.02	$ 0.03
Diluted Earnings (Loss) per Share	$ 0.02	$ (0.00)	$ 0.02	$ 0.03

Selected Balance Sheet Information
(Unaudited)
	Sept 30, 2005	December 31, 2004
Cash and cash equivalents	$ 392,228	$ 488,480
Total current assets	2,715,028	2,707,916
Property & equipment (net)	217,196	253,456
Total assets	2,978,294	2,983,296
Total current liabilities	174,643	209,035
Long-term debt	-0-	-0-
Stockholders' equity	2,735,351	2,698,761

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM